UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2008

SANDY SPRING BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-19065	52-1532952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17801 Georgia Avenue, Olney, Maryland 20832
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (301) 774-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2008, the Board of Directors of Sandy Spring Bancorp, Inc. (the “Company”) appointed Daniel J. Schrider as President of the Company and the Board of Directors of Sandy Spring Bank (the “Bank”) appointed Mr. Schrider as President and Chief Revenue Officer of the Bank. Hunter R. Hollar will continue as the Chief Executive Officer of the Company and the Bank.

Mr. Schrider, 43, was hired by the Bank in 1989 as part of its commercial banking division. In 1996, he was promoted to Senior Vice President and Manager of the Commercial Banking Division. In 2003, Mr. Schrider was appointed Executive Vice President and Chief Credit Officer, a position which holds overall responsibility for the Bank’s lending and credit risk management functions. In January of 2008, Mr. Schrider was named Chief Revenue Officer of the Bank. As Chief Revenue Officer, Mr. Schrider is responsible for managing the day-to-day activities of all revenue components of the Bank, as well as developing and implementing a business plan for the Bank that supports its strategic goals.

In connection with Mr. Schrider’s appointment to his new positions with the Bank and the Company, the Company and the Bank entered into an employment agreement with Mr. Schrider effective March 26, 2008 (the “Agreement”). The material terms of the Agreement are as follows:

•
The initial term of the Agreement begins on March 26, 2008 and continues through December 31, 2008. The term of the Agreement will be automatically extended for an additional three-month period, unless Mr. Schrider or the Bank provides written notice of non-renewal within 30 days of the expiration of the Agreement;

•
The Bank will pay Mr. Schrider an annual base salary of $350,000. Such salary may be subsequently increased or decreased by the Board of Directors of the Bank in consultation with the Human Resources Committee of the Board, but in no event can Mr. Schrider’s base salary be decreased below $350,000;

•	Mr. Schrider is entitled to fringe benefits in accordance with the programs, policies and practices of the Bank, such benefits include an automobile allowance and appropriate club memberships;

•
Mr. Schrider will be: (1) entitled to participate in the Bank’s bonus program; (2) able to participate in stock option or incentive compensation plans, the Executive Incentive Retirement Plan, long term care insurance, disability income insurance, the Group Term Replacement Plan and other benefits commensurate with Mr. Schrider’s position and responsibilities; (3) entitled to paid time off in accordance with the policies, practices and procedures available to executive officers of the Bank and (4) able to participate in life, health, dental and other benefit plans of the Bank available to personnel;

•	If Mr. Schrider is terminated for Just Cause, he will forfeit all rights and benefits under his employment agreement;

•
If Mr. Schrider is terminated without Just Cause or with Good Reason, he will be entitled to eighteen months of his current base salary, plus any annual cash bonus and vested benefits due to him under the terms of any Bank policy, plan or program;

•
If Mr. Schrider is terminated within the period beginning six months prior to and ending two years after a change in control of the Company or the Bank, Mr. Schrider will be entitled to receive a lump sum payment equal to 2.99 the sum of Mr. Schrider’s annual salary at the highest rate in effect for the 12 months immediately preceding his termination date, plus the amount of other compensation received by Mr. Schrider pursuant to the Agreement during the calendar year preceding the change in control. In addition, Mr. Schrider would also be entitled to the continuation or payment of certain health and welfare benefits for a period of three years following his termination of employment; and

•	Mr. Schrider is subject to a non-compete agreement for the term of the Agreement, unless he is terminated in connection with a change in control.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

For further information, see the Company’s press release dated March 27, 2008, attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Other Exhibits.

Exhibit 10.1	Employment Agreement dated March 26, 2008

Exhibit 99.1	Press Release dated March 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDY SPRING BANCORP, INC. (Registrant)

Date: March 28, 2008	By:	/s/ Hunter R. Hollar
Hunter R. Hollar
Chief Executive Officer